Exhibit (d)(e)(1)
Exhibit A
AMENDMENT NO. 1 TO FEE SCHEDULE (EXHIBIT A)
TO PORTFOLIO MANAGEMENT AGREEMENT
By and among Pacific Select Fund, Pacific Life Fund Advisors LLC and Fred Alger Management, Inc. dated May 1, 2007
PACIFIC SELECT FUND
FEE SCHEDULE
(Effective: July 1, 2007)
Portfolio(s): Small-Cap Growth Portfolio
     The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted fund based on:
(a) The annual percentage of the combined average daily net assets of the Small-Cap Growth Portfolio and the PL Small-Cap Growth Fund of Pacific Life Funds, according to the following schedule:

Rate%	Break Point (assets)
0.60%	First $100 million
0.45%	Next $150 million; and
0.40%	Net assets over $250 million; and
(b) The ratio of the Small-Cap Growth Portfolio’s average daily net assets over the combined assets of the Small-Cap Growth Portfolio and the PL Small-Cap Growth Fund of Pacific Life Funds.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.
Agreed to by:

PACIFIC LIFE FUND ADVISORS LLC

BY:	/s/ Howard T. Hirakawa	ATTEST BY:	/s/ Audrey L. Milfs

	Howard Hirakawa		Audrey Milfs
	Vice President		Secretary

FRED ALGER MANAGEMENT, INC.

BY:	/s/ Lisa A. Moss	ATTEST BY:	/s/ Zachary Karabell

	Lisa A. Moss		Zachary Karabell
	Vice President		Executive Vice President

PACIFIC SELECT FUND

BY:	/s/ Mary Ann Brown	ATTEST BY:	/s/ Audrey L. Milfs

	Mary Ann Brown		Audrey Milfs
	President		Secretary